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                             PRESS RELEASE
                             -------------

PATAPSCO BANCORP, INC.
For further information contact Joseph Bouffard, President
                                              410-285-9327

PATAPSCO BANCORP, INC. ANNOUNCES $12.50 PER SHARE TAX FREE SPECIAL
DIVIDEND

Baltimore, Md. May 30, 1997 - The Board of Directors of Patapsco Bancorp, Inc. (National Quotation Bureau, Inc. "Pink Sheets": PATD), the parent company of The Patapsco Bank, announced a $12.50 per share special cash dividend payable on June 27, 1997 to shareholders of record as of June 12, 1997. Patapsco Bancorp Inc. currently has 362,553 shares outstanding and will have an aggregate special dividend payable of approximately $4,532,000.

     According to bank president, Joseph J. Bouffard, the special dividend is expected to be tax free because it represents a return to shareholders of a portion of the proceeds raised when the Company went public in April, 1996. He further stated that the Company expects in the very near future to receive a tax ruling on this dividend from the Internal Revenue Service. He also noted that a non taxable return of capital would reduce the tax cost basis of each outstanding share.

     The Board of Directors took this action because it believes the current "equity to asset" ratio of over 15% is excessive and will prove to be a deterrent to generating acceptable returns on equity over the long term. President Bouffard stated that the Company will remain well capitalized with the "equity to asset" ratio exceeding 10.5% after payment of the special dividend.

     As of April 30, 1997, Patapsco Bancorp, Inc. reported assets of $80.9 million and total stockholders' equity of $12.6 million.

     The Patapsco Bank serves Baltimore County and surrounding communities from its office located at 1301 Merritt Boulevard, Dundalk, Maryland.